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                                                                     EXHIBIT 2.1



                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                                  AXCESS INC.,

                                       AND

                                PRISM VIDEO, INC.


                                  JULY 15, 1999




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                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement (the "Agreement") is made this 15th day of July, 1999, by and between AXCESS Inc., a Delaware corporation (the "Purchaser"), and Prism Video, Inc., a Delaware corporation (the "Seller").

         The following recitals are true and constitute the basis for this Agreement.

         A. The Seller has developed and acquired certain technical information, know how, data, product designs, materials, formulas and like business information of a confidential and proprietary nature, as well as intellectual property rights including patent applications, patents, copyrights and/or trade secret rights relating to digital video compression technology for the design, construction and marketing of remote telephone line video and digital video storage products (collectively, the "Video Technology");

         B. The Seller is engaged in the business of designing and selling video products worldwide which utilize the Video Technology (the "Video Products Business"); and

         C. Subject to the terms and conditions of this Agreement, the Seller desires to sell and the Purchaser desires to purchase from Seller, substantially all of the assets used by the Seller in the Video Products Business and to assume certain liabilities of the Video Products Business.

         NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE I.
                           PURCHASE AND SALE OF ASSETS

         1.1 THE CLOSING. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Sayles & Lidji, P.C., 4400 Renaissance Tower, 1201 Elm Street, Dallas, Texas at 10:00 a.m., cst, on the later of (a) July 30, 1999, or (b) the first business day after all of the conditions set forth in Articles 9 and 10 hereof have been satisfied or waived, or such other place and time as the parties may mutually agree (the "Closing Date"). All of the deliveries and other transactions required to take place at the Closing and all documents relating thereto shall be interdependent and none shall be effective unless and until all are effective (except to the extent that the party entitled to the benefit thereof has waived satisfaction or performance thereof as a condition precedent hereto).

         1.2 PURCHASE AND SALE OF ASSETS. On the terms and subject to the conditions of this Agreement, the Seller agrees to sell, transfer, convey, deliver and assign to the Purchaser, and the Purchaser agrees to purchase, acquire and accept from the Seller, on and as of the Closing, for the consideration hereinafter provided, all of the Seller's rights, property and assets of every kind, character and description, whether


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tangible or intangible, whether real, personal or mixed, whether accrued, contingent or otherwise of the Seller which are in the possession of Seller and used by it in the Video Products Business, wherever located and whether or not reflected in its books and records, other than the Excluded Assets (as hereinafter defined). The rights, property and assets to be transferred to the Purchaser as set forth in the preceding sentence (the "Video Technology Assets") shall include, without limitation, the following to the extent owned by the Seller and used in the Video Products Business on the date hereof:

                  (a) Personal Property. All equipment, computer hardware, fixtures, furnishings and other personal property, including, without limitation, the assets, properties and rights reflected on the unaudited balance sheet of the Seller dated May 31, 1999, and the personal property listed on Schedule 1.2(a) hereto for use in connection with the operation of the Video Products Business;

                  (b) Intellectual Property. To the extent they exist as of the date of this Agreement: (i) written copies of the formulas, processes, diagrams, flow charts, schematics and source code which detail in a step-by-step manner the precise instructions to enable the Purchaser to duplicate the Video Technology for use in connection with the design, production and installation of video products on a commercial basis, including all enhancements and/or modifications, as well as the hardware and all necessary proprietary information related to the Video Technology and potential intellectual property, including, but not limited to the description set forth on Schedule 1.2(b) attached hereto; (ii) all inventions, invention disclosures, know-how, show-how, all domestic and foreign patents and registrations, licenses, trademarks, trade names (including the tradename Prism Video and the Mole trademark), service marks, domain names, copyrights (and applications and registrations for any of the foregoing); (iii) confidential information and other similar intangible assets, owned and used by the Seller in connection with the Video Products Business and the goodwill associated with all of the foregoing; and (iv) the right to register, perfect and enforce any rights embodied therein and to collect damages for any past, infringement of such rights by third parties (collectively, (i) through (iv) above, the "Intellectual Property");

                  (c) Contracts. (i) The customer contracts to provide video products entered into in the ordinary course of business and set forth on Schedule 1.2(c) hereto, (ii) customer orders for video products entered into in the ordinary course of business and (iii) all other contracts listed on Schedule 1.2(c) which relate to or effect the Video Technology and which Purchaser will be assuming at the Closing (collectively, the "Assumed Contracts");

                  (d) Documents. Copies of records, computer software and documents, books, supplier and customer lists in possession of the Seller (including, without limitation, the logic involved in the programs, algorithms used, file layouts, record contents, coding schemes, sample reports) relating to the Video Products Business and/or the Video Technology Assets;

                  (e) Accounts Receivable. All trade and other accounts receivable owned by the Seller as of the date hereof relating to the Video Products Business (collectively, the "Accounts Receivable");

                  (f) Inventory. All inventories of any kind in the possession of Seller and used in the operation of the Video Products Business as of the date hereof;


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                  (g) Licenses and Permits. All of Seller's rights in all
         governmental licenses, permits and authorizations (and applications for any of the foregoing) necessary for the operation of the Video Products Business, if any, but only to the extent transferable; and

                  (h) Cash and Cash Equivalents. All of Seller's cash and cash equivalents related to the Video Products Business as of the date hereof.

         1.3 ASSETS EXCLUDED FROM SALE. Notwithstanding any other provision of this Agreement to the contrary, the following property and assets of the Seller are excluded from the sale to the Purchaser (collectively, the "Excluded Assets"):

                  (a) Insurance Policies. All casualty, liability or other insurance policies owned or obtained on behalf of Seller and all claims or rights under any such insurance policies;

                  (b) Tax Refunds. Any federal, state or local income tax refunds or claims related to the operation of the Seller prior to Closing;

                  (c) Corporate Records. Articles of Incorporation, Bylaws and original corporate minute book of Seller (it being agreed that copies of those minutes relating to the Video Products Business shall be supplied to the Purchaser upon request of the Purchaser); and

                  (d) Other Assets. Any asset of the Seller not used, directly or indirectly, in the conduct of the Video Products Business.

         1.4 TRANSFER OF VIDEO TECHNOLOGY ASSETS. At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser good and sufficient instruments of transfer transferring to the Purchaser title to all of the Video Technology Assets, including without limitation, the assignment of all patents and agreements, together with any required consents to assignment. Such instruments of transfer (a) shall be in the form which is usual and customary for transferring the type of property involved under the laws of the jurisdictions applicable to such transfers, (b) shall be in form and substance reasonably satisfactory to the Purchaser and its counsel, (c) shall effectively vest in the Purchaser good and marketable title to all of the Video Technology Assets free and clear of all liens, claims and encumbrances, and (d) where applicable, shall be accompanied by evidence of the discharge of all liens, claims and encumbrances against the Video Technology Assets.

         1.5 PURCHASE PRICE. The Purchaser shall pay to the Seller the following at the Closing for the Video Technology Assets and shall assume the Assumed Liabilities, as defined below (collectively, the "Purchase Price"):

             (a) by delivering to the Seller a non-interest bearing Promissory
Note in substantially the form of Exhibit "A" attached hereto at Closing to be executed by the Purchaser payable to the Seller in the aggregate stated principal amount of $4,000,000 (the "Purchase Note"), which shall be due and payable in full on December 31, 2002, unless paid earlier in accordance with the terms of the Purchase Note;


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             (b) by issuing to the Seller at Closing 125 shares of the
Purchaser's Series 1999 convertible preferred stock (the "Preferred Stock"), in accordance with the Designations, Preferences, Powers and Rights of the Preferred Stock in substantially the form of Exhibit "B" attached hereto; and

             (c) by transferring to the Seller at Closing a warrant (the "Warrant") to purchase 500,000 shares of the common stock, $0.01 par value, of the Purchaser (the "Voting Common Stock") in accordance with the terms of the Warrant in substantially the form of Exhibit "C" attached hereto.

As security for the timely performance of all of the Purchaser's obligations under the Purchase Note, the Purchaser shall (a) grant to the Seller at Closing, a first priority security interest in and to that certain Promissory Note dated April 30, 1999, executed by Amphion Ventures L.P. payable to the Purchaser in the stated principal amount of $4,000,000 (the "Collateral Note") and (b) secure an assignment of all payments of principal by Amphion Ventures L.P. under the Collateral Note. Regarding the Preferred Stock and the Warrant, Seller hereby agrees that it shall not, without the prior written consent of the Purchaser, convert any shares of Preferred Stock to shares of Voting Common Stock or exercise its rights to purchase Voting Common Stock under the Warrant until the Purchaser receives stockholder approval to issue such Voting Common Stock to Seller. The Purchaser hereby agrees to submit such a proposal to its stockholders for approval at the Purchaser's annual meeting of stockholders in 2000 and agrees to use its best efforts to obtain such approval.

         1.6 ASSUMPTION OF LIABILITIES. In partial payment of the Purchase Price, Purchaser shall, subject to this Section 1.6, assume, as of the Closing Date, the trade and other payables and accrued liabilities reflected on the Seller's balance sheet dated as of the Closing Date, and listed on Schedule 1.6, as well as the Assumed Contracts described on Schedule 1.2(c). The specific liabilities to be assumed by the Purchaser pursuant to this Agreement are hereinafter sometimes collectively referred to as the "Assumed Liabilities." Anything in this Agreement to the contrary notwithstanding, the Purchaser shall not assume, or in any way be liable or responsible for, any liabilities or obligations of the Seller except as specifically provided in this Section 1.6. Without limiting the generality of the foregoing, the Purchaser shall not assume the following: (a) all other obligations, liabilities and commitments (fixed or contingent) of the Seller and the Video Products Business that exist as of the Closing Date or arise after the Closing Date from actions taken or circumstances existing on or therein through the Closing Date; (b) any liability or obligation of the Seller arising out of or in connection with the negotiation and preparation of this Agreement and the consummation and performance of the transactions contemplated hereby, including without limitation of the foregoing, any liabilities with respect to Taxes (as hereinafter defined) or obligations of the Seller to fund any of its employee benefit plans with funds previously contributed by its employees through payroll deductions; (c) any liability or obligation under contracts and other agreements to which the Seller is a party or by which it or its assets, properties or rights are bound or subject which are not described on schedule 1.2(c) and which exist as of the Closing Date or arise thereafter from actions taken or circumstances existing on or therein through the Closing Date; (d) any liability or obligation of the Seller to any of its stockholders or its affiliates; (e) any liability or obligation of the Seller arising out of or relating to any breach of a representation, warranty, covenant or agreement of the Seller contained herein; (f) any liability or obligation of the Seller to comply with any applicable Bulk Sales Act; and (g) any liability or obligation relating to any severance payment, change of control payment or other payment or obligation to any employee of the Seller becomes entitled to as a result of the transaction contemplated hereby.


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         1.7 PURCHASE PRICE ADJUSTMENT.

             (a) Within sixty (60) days after the Closing Date, the Purchaser shall prepare and deliver to the Seller a balance sheet of the Video Products Business as of the Closing Date (the "Proposed Balance Sheet"). The Proposed Balance Sheet shall be in the form of Schedule 1.7 and shall be prepared (to the extent applicable) in accordance with generally accepted accounting principles applied consistently with past practices without giving effect to the transactions contemplated by this Agreement.

             (b) Within thirty (30) days of receipt of the Proposed Balance Sheet, if the Seller believes that the Proposed Balance Sheet does not present fairly the financial condition of the Seller, then the Seller will deliver a written notice to the Purchaser specifying those items or amounts as to which the Seller disagrees, and the basis therefor (the "Disputed Adjustments"). The Purchaser and the Seller shall, during the thirty (30) day period following such delivery, use diligent and good faith efforts to reach agreement or resolve all the Disputed Adjustments. If the parties are unable to agree upon the resolution of the Disputed Adjustments, then Purchaser and the Seller shall engage the services of a nationally recognized independent accounting firm reasonably acceptable to the Purchaser and the Seller to resolve any Disputed Adjustments not acceptable to the Seller. The determination of any such firm shall be final and binding on the parties, and the costs and expenses of such firm shall be shared equally by the Purchaser and the Seller.

             (c) Within fifteen (15) days after the completion of the procedures set forth in Sections 1.7(a) and 1.7(b) above, the Purchaser shall make any adjustments to the Proposed Balance Sheet as required pursuant to Section 1.7(b), and shall prepare the "Final Balance Sheet." The Final Balance Sheet shall be the Proposed Balance Sheet after giving effect to the adjustments, if any, agreed to by the Purchaser and the Seller or resolved according to Section 1.7(b) hereof.

             (d) Based upon the unaudited balance sheet of the Seller dated May 31, 1999, the net working capital of the Seller as of that date was $1,073,000 (the "Estimated Net Working Capital") and is set forth on Schedule 1.7 hereof. If the Closing Net Working Capital (as defined below) of the Company, as reflected on the Final Balance Sheet, is less than the Estimated Net Working Capital, the Seller shall pay to the Purchaser an amount equal to the amount by which the Closing Net Working Capital is less than the Estimated Net Working Capital. Such payment shall be effected by a reduction to the principal balance of the Purchase Note. If the Closing Net Working Capital is greater than the Estimated Net Working Capital, Purchaser shall pay Seller an amount equal to the amount by which the Closing Net Working Capital is more than the Estimated Net Working Capital. Such payment shall be effected by increasing the principal balance of the Purchase Note. For purposes hereof, "Closing Net Working Capital" of the Seller shall mean the difference (whether a positive or negative result) between (i) the current assets of the Seller minus (ii) the current liabilities of the Seller which are Assumed Liabilities, all in accordance with Schedule 1.7 hereof

         1.8 ALLOCATION OF PURCHASE PRICE. Prior to the Closing, the Purchaser and the Seller shall agree on the allocation of the Purchase Price, which allocation shall be set forth on Schedule 1.8. Such allocation shall be made in accordance with (a) the respective fair market values of the Video Technology Assets being purchased and sold and (b) the provisions of Section 1060 of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder, and shall be binding upon the Purchaser and Seller for all purposes (including financial accounting purposes, financial and regulatory reporting purposes and tax purposes). The Purchaser and the Seller further agree to file their Federal income tax returns and their other tax returns


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reflecting such allocation, Form 8594 and any other reports required by Section
1060 of the Code, in accordance with said allocation.

         1.9 TRANSFER TAXES. All sales and transfer taxes, fees and duties, if any, under applicable law incurred in connection with the sale and transfer of the Video Technology Assets pursuant to this Agreement will be shared equally by the Seller and the Purchaser, and each party shall promptly reimburse the other for any such tax, fee or duty which any of them is required to pay under applicable law.

         1.10 AUDIT FEES. All fees incurred in connection with the preparation of audited financial statements of the Seller required by the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder and in form and substance acceptable for filing with the Securities and Exchange Commission, will be shared equally by the Seller and the Purchaser, and each party shall promptly reimburse the other for any such fees which any of them is required to pay.

                                   ARTICLE II.
                              ADDITIONAL AGREEMENTS

         2.1 EMPLOYMENT AGREEMENT. The Purchaser shall agree to employ Mr. Allan Griebenow under the terms of an Employment Agreement in substantially the form of Exhibit "D" attached hereto.

         2.2 NONCOMPETE, NONSOLICITATION AND CONFIDENTIALITY. For purposes of this Article 2, the following definitions shall apply:

                  (a) "Purchaser Activities" shall mean all activities of the type currently conducted, offered, or provided by the Purchaser as of the date hereof, including the Video Products Business to be acquired by the Purchaser under the terms of this Agreement. For purposes of reference, such activities as of the date of this Agreement include the development and sale of RFID based security products.

                  (b) "Confidential Information" shall mean any data or information (whether written or not), of the Purchaser, other than Trade Secrets (as defined below), which is valuable to the Purchaser and not generally known to competitors.

                  (c) "Noncompete Period" and the "Nonsolicitation Period" shall mean for a period of two (2) years after the date of this Agreement.

                  (d) "Territory" as used herein shall mean worldwide.

                  (e) "Trade Secrets" shall mean information related to the Purchaser Activities, including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, or programs, including, without limitation, computer software and related source codes, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, lists of actual or potential customers or suppliers, or other information similar to any of the foregoing, which derives economic value, actual or potential, from not being generally known to, and not being readily


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         ascertainable by proper means by, other persons who can derive economic value from its disclosure or use.

         2.3 CONFIDENTIALITY. The Seller and the Purchaser agree that each party shall hold in confidence the terms and conditions of this Agreement and the transactions contemplated hereby as well as all information and documents received by one party from the other party pursuant to this Agreement; provided however, that the parties' respective obligations under this Section 2.3 shall not apply to (a) any information or document required to be disclosed by law,
(b) any information or document already in the public domain or (c) any information or document that becomes public by means other than the party of whom confidentiality is required by this Section 2.3.

         2.4 TRADE SECRETS. The Seller shall hold in confidence at all times after the date hereof all Trade Secrets, and shall not disclose, publish or make use of Trade Secrets at any time after the date hereof, without the prior written consent of the Purchaser, except (a) any information or document required to be disclosed by law or (b) information that becomes public knowledge through means other than an act of the Seller. Nothing in this Agreement shall diminish the rights of the Seller or the Purchaser regarding the protection of Trade Secrets and other intellectual property pursuant to applicable law.

         2.5 TRADE NAME AND CONFIDENTIAL INFORMATION. During the Noncompete
Period:

                  (a) The Seller shall not, directly or by assisting others, own, manage, operate, join, control or participate in the ownership, management, operation or control of any business conducted under any corporate or trade name of either the Purchaser, Prism Video or any name similar thereto without the prior written consent of the Purchaser; and

                  (b) The Seller shall hold in confidence all Confidential Information and shall not disclose, publish or make use of Confidential Information without the prior written consent of the Purchaser, except
         (i) any information or document required to be disclosed by law or (ii) information that becomes public knowledge through means other than an act of any of the Seller.

         2.6 NON-COMPETITION.

                  (a) Coverage. The Seller hereby acknowledges that the Purchaser, either directly or indirectly through one or more of its subsidiaries or affiliates, conducts the Purchaser Activities throughout the Territory, and acknowledges that to protect adequately the interest of the Purchaser in the operation of the Purchaser Activities after the date of this Agreement, it is essential that any noncompete covenant with respect thereto cover all Purchaser Activities and the entire Territory.

                  (b) Covenant. During the Noncompete Period, the Seller shall not in any manner (other than as a consultant to the Purchaser or any affiliate of Purchaser), directly or by assisting others, engage in, have an equity or profit interest in, or render services (of an executive, marketing, manufacturing, research and development, administrative, financial or consulting nature) to any business that conducts any of the Purchaser Activities in the Territory. Notwithstanding anything herein to the contrary, nothing in this Agreement shall prevent or prohibit the Seller from owning not


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         more than 5% of a class of equity securities issued by any entity listed on any national securities exchange or interdealer quotation system.

         2.7 NONSOLICITATION OF EMPLOYEES AND CUSTOMERS. During the Nonsolicitation Period, the Seller shall not in any manner, directly or by assisting others:

                  (a) solicit or attempt to solicit, any business from any customers of the Purchaser, including actively through prospective customers, for purposes of providing products or services that are competitive with the Purchaser Activities; or

                  (b) recruit or hire away or attempt to recruit or hire away, on his behalf or on behalf of any other person, firm or corporation, any employee of the Purchaser, for purposes of providing products or services that are competitive with the Purchaser Activities.

For the purposes of this section, a person shall be considered an employee at the time of solicitation or recruitment if they were an employee of the Purchaser or one of its affiliates during the six (6) month period prior to such solicitation or recruitment.

         2.8 ACKNOWLEDGMENT. The Seller and the Purchaser each acknowledge and agree that the covenants set forth in Sections 2.3, 2.4, 2.5, 2.6 and 2.7 are reasonable as to time, scope and territory given the Purchaser's need to protect its Trade Secrets, Confidential Information and its substantial investment in its customer base, particularly given the complexity and competitive nature of the Purchaser's business. The Seller further acknowledges that (a) it would be difficult to calculate damages to the Purchaser and its affiliates from any breach of the Seller's obligations under Sections 2.3, 2.4, 2.5, 2.6 or 2.7, (b) that injuries to the Purchaser and its affiliates from any such breach would be irreparable and impossible to measure, and (c) that the remedy at law for any breach or threatened breach of the Seller's obligations under Sections 2.3, 2.4, 2.5, 2.6 or 2.7 of this Agreement would therefore be an inadequate remedy and, accordingly, the Purchaser shall, in addition to all other available remedies (including without limitation seeking such damages as it can show it and its affiliates have sustained by reason of such breach or the exercise of all other rights it has under this Agreement), be entitled to injunctive and other similar equitable remedies.

         2.9 FURTHER ASSURANCES. Each party hereto from time to time hereafter at any other party's request and without further consideration shall execute and deliver to such other party such instruments of transfer, conveyance and assignment in addition to those delivered pursuant to this Agreement as shall be reasonably requested to transfer, convey and assign more effectively the Video Technology Assets to the Purchaser, the costs of which shall be paid by the requesting party.

         2.10 EXPENSES. Except as otherwise provided herein, the Purchaser and the Seller shall each be responsible for their own expenses incurred in connection with the negotiations among the parties, and the authorization, preparation, execution and performance of this Agreement and the transactions contemplated hereby.

         2.11 BROKERS. The Purchaser shall indemnify the Seller and hold it harmless from and against all claims or demands for commissions or other compensation by any broker, finder, or similar agent claiming to have been employed by or on behalf of the Purchaser. The Seller shall indemnify the Purchaser and hold


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
it harmless from and against all claims or demands for commissions or other compensation by any broker, finder or similar agent claiming to have been employed by or on behalf of the Seller.

         2.12 PUBLICITY. All press releases and other public announcements respecting the subject matter hereof shall be made only by Purchaser; provided, however, that the Seller may make any disclosure required to be made under applicable law if it has determined in good faith that it is necessary to do so and used its best efforts, prior to the issuance of the disclosure, to provide Purchaser with a copy of the proposed disclosure and to discuss the proposed disclosure with Purchaser.

         2.13 NAME CHANGE. The Seller shall execute and deliver a Certificate of Amendment to its Certificate of Incorporation to change its name to other than Prism Video or any variant thereof in acceptable form to be filed with the Delaware Secretary of State's office within three (3) days following the Closing.

                                  ARTICLE III.
                         REPRESENTATIONS AND WARRANTIES
                                  OF THE SELLER

         As a material inducement to Purchaser to enter into this Agreement and purchase the Video Technology Assets, the Seller hereby represents, warrants, covenants and agrees to and with the Purchaser as follows:

         3.1 ORGANIZATION. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and is duly qualified to do business as a foreign corporation in each jurisdiction where the conduct of its business so requires, except where the failure to so qualify would not have a material adverse effect on the Seller's business, financial condition or results of operations taken as a whole.

         3.2 EXECUTION AND ENFORCEABILITY. The Seller has full right, authority and power to enter into this Agreement and each agreement, document and instrument to be executed and delivered by Seller pursuant to this Agreement and to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement and each such other agreement, document and instrument has been duly authorized by all necessary action of Seller and no other action on the part of Seller is required in connection therewith. This Agreement and each agreement, document and instrument contemplated hereby to which Seller is a party constitute, or when executed and delivered by Seller will constitute, valid and binding obligations of Seller enforceable against Seller in accordance with their terms, except as limited by
(a) applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights and (b) general principles of equity that restrict the availability of equitable remedies. The execution, delivery and performance by Seller of this Agreement and each such agreement, document and instrument does not and will not, except as set forth in Schedule 3.2, violate any federal, state or local laws applicable to Seller or require Seller to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made.

         3.3 CERTAIN PROCEEDINGS. There is no pending action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought,


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conducted, or heard by or before, or otherwise involving, any governmental body or arbitrator that has been commenced against the Seller and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated in this Agreement.

         3.4 BROKERS AND FINDERS FEES. Neither the Seller nor anyone acting on its behalf has done anything to cause or incur any liability to any party for any brokers' or finders' fees or the like in connection with this Agreement or any transaction contemplated hereby.

         3.5 ABSENCE OF RESTRICTIONS AND CONFLICTS. The execution, delivery and performance of this Agreement, the consummation of the transactions contemplated by this Agreement and the fulfillment of and compliance with the terms and conditions of this Agreement do not, with or without the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, or permit the acceleration of any obligation under, (a) any term or provision of the charter documents or bylaws of the Seller, (b) any judgment, decree or order of any court or governmental authority or agency to which the Seller is a party or by which the Seller or any of its respective properties is bound, (c) any federal, state, county or local statute, law, rule or regulation applicable to the Seller, or (d) any instrument, contract or other agreement to which the Seller is a party, or by which it or any of its respective properties is bound, or result in the creation of any lien, security interest, charge, or encumbrance upon any of such properties.

         3.6 CONDUCT OF BUSINESS; LIABILITIES. Except as set forth in Schedule 3.6, the Seller is not in default under, and no condition exists that with notice or lapse of time would constitute a default of the Seller under (a) any mortgage, loan agreement, evidence of indebtedness, or other instrument evidencing borrowed money to which the Seller is a party or by which the Seller or the properties of the Seller are bound or (b) any judgment, order, or injunction of any court, arbitrator, or governmental agency that would reasonably be expected to affect materially and adversely the business, financial condition, or results of operations of the Seller taken as a whole.

         3.7 FINANCIAL STATEMENTS. The audited balance sheet and unaudited income statement of the Seller as of June 30, 1998, in the form attached to this Agreement as Schedule 3.7(A) (the "Annual Financial Statements") fairly present the financial position of the Seller at June 30, 1998, and were prepared in accordance with generally accepted accounting principles, consistently applied, and in a manner substantially consistent with prior financial statements of the Seller. The unaudited balance sheet, income statement and other financial information of the Seller as of May 31, 1999, and for the month then ended, in the form attached hereto as Schedule 3.7(B) (the "Interim Financial Statements"), fairly present the financial position of the Seller at May 31, 1999 and the results of operations for the one month then ended and have been prepared in accordance with generally accepted accounting principles consistently applied and in a manner substantially consistent with the Annual Financial Statements, except for differences resulting from normally occurring audit adjustments, including, but not limited to, income tax and tax accrual adjustments, or as noted in the Interim Financial Statements or the notes thereto. Except as contemplated by or permitted under this Agreement, there are no adjustments that would be required on review of the Interim Financial Statements that would, individually or in the aggregate, have a material negative effect upon the Seller's reported financial condition.

         3.8 NO UNDISCLOSED LIABILITIES. Except for (a) liabilities and obligations incurred in the ordinary course of business since May 31, 1999 (the "Statement Date"), and (b) liabilities or obligations described in Schedule 3.8, neither the Seller nor any of the property of the Seller is subject to any material liability or obligation that was required to be included or adequately reserved against in the Interim Financial Statements or described in the notes thereto and was not so included, reserved against, or described.

         3.9 ACCOUNTS RECEIVABLE. Attached as Schedule 3.9 is a true, correct and complete list of the accounts receivable of the Seller (the "Accounts Receivable") as of the date of the Interim Financial Statements and, except as disclosed in Schedule 3.9, the Accounts Receivable arose from bona fide transactions in the ordinary course of business, have been executed on terms consistent with the past practice of the Seller, and except for the amount of any applicable existing reserves for uncollectability, counterclaims or setoffs shown on the Financial Statements are, to Seller's knowledge after due inquiry,
(i) validly due, good and collectible at the recorded amounts thereof, (ii) not subject to any valid defenses, counterclaims or setoffs and (iii) not otherwise in dispute. No accounts receivable have been factored, pledged, turned over for collection, or assigned to any person or third party.

         3.10 NONDISCLOSED PAYMENTS. Neither the Seller nor any of its officers or directors, nor anyone acting on behalf of it, has made or received any material payments not correctly categorized and fully disclosed in the books and records of the Seller in connection with or in any way relating to or affecting the Seller or its Video Products Business.

         3.11 ABSENCE OF CERTAIN CHANGES. Except as contemplated or permitted by this Agreement or as described in Schedule 3.11, since the Statement Date there has not been:

                  (A) any material adverse change in the business, financial condition, operations, or assets of the Seller;

                  (B) any damage, destruction, or loss, whether covered by insurance or not materially adversely affecting the properties or business of the Seller;

                  (C) any sale or transfer by the Seller of any tangible or intangible asset other than in the ordinary course of business, any mortgage or pledge or the creation of any security interest, lien, or encumbrance on any such asset, or any lease of property, including equipment, other than tax liens with respect to taxes not yet due and contract rights of customers in inventory;

                  (D) any declaration, setting aside, or payment of a distribution in respect of or the redemption or other repurchase by the Seller of any stock of the Seller;

                  (E) any material transaction not in the ordinary course of business of the Seller;

                  (F) the lapse of any material patent, trademark, assumed name, trade name, service mark, copyright, or license or any application with respect to the foregoing;

                  (G) the grant of any increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing, or other plan) other than customary increases on a periodic basis or required by agreement or understanding in the ordinary course of business and in accordance with past practice;

                  (H) the discharge or satisfaction of any material lien or encumbrance or the payment of any material liability other than current liabilities in the ordinary course of business;

                  (I) any change in accounting methods or practices, credit practices or collection policies used by the Seller;

                  (J) the making of any material loan, advance, or guaranty to or for the benefit of any person except the creation of accounts receivable in the ordinary course of business; or

                  (K)      an agreement to do any of the foregoing.

         3.12 TITLE AND RELATED MATTERS. Except as set forth in Schedule 3.12, the Seller has good and marketable title to all of its property, real and personal, and other assets included in the Interim Financial Statements and listed on Schedule 1.2(a) (except properties and assets sold or otherwise disposed of subsequent to the Statement Date in the ordinary course of business or as contemplated in this Agreement), free and clear of all security interests, mortgages, liens, pledges, charges, claims, or encumbrances of any kind or character, except (a) statutory liens for property taxes not yet delinquent or payable subsequent to the date of this Agreement and statutory or common law liens securing the payment or performance of any obligation of the Seller, the payment or performance of which is not delinquent, or that is payable without interest or penalty subsequent to the date on which this representation is given, or the validity of which is being contested in good faith by the Seller;
(b) the rights of customers of the Seller with respect to Video Technology Assets under orders or contracts entered into by the Seller in the ordinary course of business; (c) claims, easements, liens, and other encumbrances of record pursuant to filings under real property recording statutes; and (d) as described in the Interim Financial Statements or the notes thereto.

         3.13 PERSONAL PROPERTY. Without material exception, Schedule 1.2(a) lists all of the tangible personal property and assets owned or held by the Seller and used or useful in the conduct of the Video Products Business. Except as set forth in Schedule 3.13, the Seller owns and has good title to such properties and none of such properties is subject to any security interest, mortgage, pledge, conditional sales agreement, or other lien or encumbrance (except for liens for current taxes, assessments, charges, or other governmental levies not yet due and payable). The Seller has delivered to Purchaser copies of all leases and other agreements relating to property described in Schedule 3.13 (including any and all amendments and other modifications to such leases and other agreements) all of which are valid and binding, and the Seller is not in material default under any such leases or agreements. Except as set forth in
Schedule 3.13, all material properties listed therein are generally in good operating condition and repair (ordinary wear and tear excepted), are performing satisfactorily, and are available for immediate use in the conduct of the Video Products Business. All such tangible personal property is in compliance in all material respects with all applicable statutes, ordinances, rules, and regulations. The properties listed in Schedule 3.13 include substantially all such properties necessary to conduct the Video Products Business as now conducted by the Seller.

         3.14 STATUS OF LEASES. All leases of leased personal property are identified in Schedule 3.14, and true and complete copies thereof which have or shall be delivered to the Purchaser at or prior to Closing. Each of said leases has been executed by the Seller and is in full force and effect. The Seller is not in default under any of said leases or has received any notice thereof, nor has any event occurred which, with notice or the passage of time, or both, would give rise to such a default. After giving effect to the transactions contemplated by this Agreement, to the Seller's knowledge, each of said leases will be fully enforceable by the Purchaser against the other party thereto.

         3.15 CONSENTS. Except as set forth in Schedule 3.15, no approval is required with respect to the transactions contemplated by this Agreement from the other parties to any lease of any real or personal property, including any Intellectual Property, and to the extent that any such approval is required, the Seller will obtain or complete them before the Closing. No approval or consent of any foreign, federal, state, county, local or other governmental or regulatory body is required in connection with the execution and delivery by the Seller of this Agreement and the consummation and performance by the Seller of the transactions contemplated hereby.

         3.16 REAL PROPERTY. Schedule 3.16 contains a list of all real property currently owned or leased by the Seller and used or useful in the conduct of the Video Products Business. Except as set forth in Schedule 3.16, the Seller has good and marketable fee simple title, insurable at standard rates, to all of the real property listed as owned in Schedule 3.16 free and clear of all liens, mortgages, pledges, covenants, easements, restrictions, leases, charges, and other claims and encumbrances of any nature whatsoever, and without reservation or exclusion of any mineral, timber, or other rights or interests, except liens for real estate taxes, assessments, charges, or other governmental levies not yet due and payable and except for easements, rights of way, and restrictions of record. The Seller has delivered to the Purchaser copies of all leases listed in
Schedule 3.16 (including any and all amendments and other modifications of such leases), which leases are valid and binding. The Seller is not in material default under any such leases. To the best of Seller's knowledge, all property listed in Schedule 3.16 (including improvements thereon) is in satisfactory condition and repair consistent with its present use and is available for immediate use in the conduct of the Video Products Business. Except as set forth in Schedule 3.16 and to the best of Seller's knowledge, none of the property listed in Schedule 3.16 or subject to leases listed in Schedule 3.16 violates in any material respect any applicable building or zoning code or regulation of any governmental authority having jurisdiction. The property and leases described in
Schedule 3.16 include all such property or property interests necessary to conduct the Video Products Business as they are presently conducted by the Seller.

         3.17 LITIGATION. Except as set forth in Schedule 3.17, there are no material actions, suits, proceedings, orders, investigations, or claims pending or overtly threatened against the Seller or any of its properties, at law or in equity, or before or by any governmental department, commission, board, bureau, agency, or instrumentality; the Seller is not subject to any arbitration proceedings under collective bargaining agreements or otherwise or any governmental investigations or inquiries; and, to the best knowledge of the Seller, there is no basis for any of the foregoing.

         3.18 TAX MATTERS. Except as set forth on Schedule 3.18, (a) the Seller has prepared in a substantially correct manner and has filed all tax returns and reports heretofore required to be filed by it and has paid all taxes shown as due thereon and (b) no taxing authority has asserted any deficiency in the payment of any tax or informed the Seller that it intends to assert any such deficiency or to make any audit or other investigation of the Seller for the purpose of determining whether such a deficiency should be asserted against the Seller. To the knowledge of the Seller, the Seller has paid or caused to be paid all federal, state, local, foreign and other taxes, including, without limitation, income taxes, estimated taxes, capital gains taxes, alternative minimum taxes, excise taxes, sales taxes, goods and services taxes, use taxes, value-added taxes, gross receipts taxes, franchise taxes, capital stock taxes, employment and payroll-related taxes, withholding taxes, stamp taxes, transfer taxes, windfall profit taxes, environmental taxes and property taxes, whether or not measured in whole or in part by net income, and all deficiencies, or other additions to tax, interest, fines and penalties owed by it (collectively, "Taxes"), required to be paid by it through the date hereof whether disputed or not. To the knowledge of the Seller, all Taxes and other assessments and levies the Seller is required to withhold or collect have been withheld and collected and have been paid over to the proper governmental authorities within the time required by applicable law.

         3.19 COMPLIANCE WITH LAWS. The Seller is, in the conduct of its business, in substantial compliance with all laws, statutes, ordinances, regulations, orders, judgments, or decrees applicable to it, the enforcement of which, if the Seller was not in compliance therewith, would have a materially adverse effect on the business of the Seller, taken as a whole. The Seller has not received any notice of any asserted present or past failure by the Seller to comply with such laws, statutes, ordinances, regulations, orders, judgments, or decrees.

         3.20 INSURANCE. Schedule 3.20 contains a list of each insurance policy maintained by the Seller with respect to its properties, assets, and businesses, and each such policy is in full force and effect. The Seller is not in material default with respect to its obligations under any such policy maintained by it. The Seller has not been notified of the cancellation of any of the insurance policies listed on Schedule 3.20 or of any material increase in the premiums to be charged for such insurance policies. Schedule 3.20 lists all pending claims submitted by Seller under each policy.

         3.21 EMPLOYEES AND LABOR RELATIONS MATTERS. Except as set forth in
Schedule 3.21 or as provided in this Agreement:

                  (A) the Seller is not aware that any executive or key employee or any group of employees of the Seller has any plans to terminate employment with the Seller;

                  (b) the Seller has substantially complied in all material respects with all labor and employment laws, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining, Americans With Disabilities Act, and the payment of social security and other taxes;

                  (c) there is no unfair labor practice charge, complaint, or other action against the Seller pending or, to Seller's best knowledge, threatened before the National Labor Relations Board and the Seller is not subject to any order to bargain by the National Labor Relations Board;

                  (d) no questions concerning representation have been raised or, to Seller's best knowledge, are threatened with respect to employees of the Seller;

                  (e) no grievance that might have a material adverse effect on the Seller and no arbitration proceeding arising out of or under any collective bargaining agreement is pending and, to the best knowledge of the Seller and the directors and responsible officers of the Seller, no basis exists for any such grievance or arbitration proceeding; and

                  (f) to the best knowledge of the Seller and the directors and responsible officers of the Seller, no employee of the Seller is subject to any noncompetition, nondisclosure, confidentiality, employment, consulting, or similar agreements with persons other than the Seller relating to the present business activities of the Seller.

         3.22 AGREEMENTS AND COMMITMENTS. Schedule 3.22 contains a complete and accurate list of each agreement, contract, instrument, and commitment (including license agreements) to which the Seller is a party and indicates each agreement, contract, instrument, and commitment that provides for payments in excess of $10,000 per year or whose term is in excess of one year and is not cancelable upon thirty (30) or fewer days' notice without any liability, penalty, or premium, other than a nominal cancellation fee or charge (collectively, the "Third Party Agreements"). The Seller has delivered a true and correct copy of each Third Party Agreement to the Purchaser and its counsel. Except as otherwise set forth in Schedule 3.22:

                  (A) the Seller has no collective bargaining or union contracts agreement in effect or being negotiated;

                  (B) the Seller is not in material default under any Third Party Agreement, nor, to Seller's best knowledge, does there exist any event that, with notice or the passage of time or both, would constitute a material default or event of default by the Seller under any Third Party Agreements; and

                  (C)      all of the Third Party Agreements set forth on
                           Schedule 3.22 or elsewhere referred to in this Agreement are, to Seller's knowledge after due inquiry, in full force and effect and the Seller has paid in full or accrued all amounts due thereunder and has satisfied in full or provided for all of its liabilities and obligations thereunder.

         3.23 PERSONNEL. Schedule 3.23 sets forth a true and complete list of:

                  (a) the names, title, and current salaries of all officers of the Seller;

                  (b)      the names of all directors of the Seller;

                  (c) the wage rates (or ranges, if applicable) for each exempt and nonexempt, salaried and hourly employees of the Seller;

                  (d) all scheduled or contemplated increases in compensation or bonuses; and

                  (e)      all scheduled or contemplated employee promotions.

         3.24 ERISA AND RELATED MATTERS. Schedule 3.24 sets forth a description of all "Employee Welfare Benefit Plans" and "Employee Pension Benefit Plans" (as defined in Sections 3(1) and 3(2), respectively, of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) existing on the date hereof that are or have been maintained or contributed to by the Seller. Except as listed on Schedule 3.24, the Seller does not maintain any retirement or deferred compensation plan, savings, incentive, stock option or stock purchase plan, unemployment compensation plan, vacation pay, severance pay, bonus or benefit arrangement, insurance or hospitalization program or any other fringe benefit arrangement for any employee, consultant or agent of the Seller, whether pursuant to contract, arrangement, custom or informal understanding, which does not constitute an "Employee Benefit Plan" (as defined in Section 3(3) of ERISA), for which the Seller may have any ongoing material liability after Closing. The Seller does not maintain nor has it ever contributed to any Multiemployer Plan as defined by Section 3(37) of ERISA. The Seller does not currently maintain any Employee Pension Benefit Plan subject to Title IV of ERISA. There have been no "prohibited transactions" (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any Employee Pension Benefit Plan or Employee Welfare Benefit Plan maintained by the Seller as to which the Seller has been party a party. As to any employee pension benefit plan listed on Schedule 3.24 and subject to Title IV of ERISA, there have been no reportable events (as such term is defined in Section 4043 of ERISA).

         3.25 INTELLECTUAL PROPERTY.

                  (a) Except as described in Schedule 3.25, the Seller has exclusive ownership of, or a license to use, all Intellectual Property used or to be used in its Video Products Business as presently conducted or contemplated and listed in Schedule 1.2(b). All of the rights of the Seller in such Intellectual Property are freely transferable. There are no claims or demands of any other person pertaining to any of such Intellectual Property and no proceedings have been instituted, or are pending or threatened, which challenge the rights of Seller in respect thereof. To the knowledge of Seller, and except as described in Schedule 3.25, the Seller has the right to use, free and clear of claims or rights of other persons, all customer lists, designs, manufacturing or other processes, computer software, systems, data compilations, research results and other information required for or incident to its products or its business as presently conducted or contemplated.

                  (b) All patents, patent applications, trademarks, trademark applications and registrations and registered copyrights which are owned by or licensed to Seller pertaining to the Video Products Business are listed in
Schedule 3.25. All of such patents, patent applications, trademark registrations, trademark applications and registered copyrights have been duly registered in, filed in or issued by the United States Patent and Trademark Office or such other applicable governmental office of any jurisdiction in which any patent or other protection is being sought and, except as listed on Schedule 3.25, have been properly maintained and renewed in accordance with all applicable provisions of applicable law and administrative regulations.

                  (c) All licenses or other agreements under which Seller is granted rights in Intellectual Property, pertaining to the Video Products Business, are listed in Schedule 3.25. All said licenses or other agreements are in full force and effect, there is no material default by any party thereto, and, except as set forth in Schedule 3.25, all of the rights of Seller thereunder will continue in full force and effect upon consummation of the transactions contemplated hereby such that Purchaser will continue to benefit from all of Seller's rights thereunder as of the Closing Date. To the knowledge of the Seller, the licensors under said licenses and other agreements have and had all requisite power and authority to grant the rights purported to be conferred thereby. True and complete copies of all such licenses or other agreements, and any amendments thereto, have been or shall be provided to Purchaser prior to the Closing.

                  (d) All licenses or other agreements under which the Seller has granted rights to others in Intellectual Property, with respect to the Video Products Business, owned or licensed by Seller are listed in Schedule 3.25. All of said licenses or other agreements are in full force and effect and, to the knowledge of the Seller, there is no material default by any party thereto, and, except as set forth in Schedule 3.25, all of the rights of the Seller thereunder will continue in full force and effect upon consummation of the transactions contemplated hereby. True and complete copies of all such licenses or other agreements, and any amendments thereto, have been or shall be provided to Purchaser prior to Closing.

                  (e) The Seller has taken all steps required in accordance with sound business practices to establish and preserve its ownership of all material Intellectual Property rights with respect to each Video Technology Asset, services and Video Technology, each with respect to the Video Products Business. Except as set forth on Schedule 3.25, the Seller has not made any valuable non-public information of Seller available to any person other than its employees, except pursuant to written agreements requiring the recipients to maintain the confidentiality of such information and appropriately restricting the use thereof. Seller has no knowledge of any infringement by others of any material Intellectual Property rights, with respect to the Video Products Business.

                  (f) To Seller's knowledge after due inquiry, the present business, activities, products and services of the Seller do not infringe any intellectual property of any other person. To Seller's knowledge after due inquiry, no proceeding charging the Seller with infringement of any intellectual property held by any third party has been filed or is threatened to be filed. To Seller's knowledge after due inquiry, the Seller is not making unauthorized use of any confidential information or trade secrets of any person, including, without limitation, any former employer of any past or present employee of the Seller. Except as set forth in Schedule 3.25, no employee of Seller has any agreement or arrangement with any person other than the Seller related to confidential information, restriction on employment activities or trade secrets of such persons or restricting any such employee's ability to engage in business activities of any nature. The activities of its employees on behalf of the Seller do not violate any such agreements or arrangements known to Seller.

         3.26 YEAR 2000 COMPLIANCE. The Seller has reviewed the Video Technology with a view to assessing whether it will, in the receipt, transmission, processing, manipulation, storage, retrieval, retransmission or other utilization of data, be vulnerable to any significant risk that computer hardware, software or any equipment containing embedded microchips used in the Video Products Business will not, in the case of dates or time periods occurring after December 31, 1999, function at least as effectively as in the case of dates or time periods occurring prior to January 1, 2000. The Seller has taken all reasonable action necessary to assure that there will be no material adverse effect to the Video Technology by reason of the advent of the year 2000. To Seller's knowledge after due inquiry, the Video Technology can currently and shall, on and after December 31, 1999, continue to manage and manipulate data involving all dates on and after December 31, 1999 (including the fact that the year 2000 is a leap year) without functional, data abnormality or reduction in performance related to such dates.

         3.27 ENVIRONMENTAL MATTERS.

                  (a) Except as set forth in Schedule 3.27,(i) the Seller has never generated, transported, used, stored, treated, disposed of or managed any Hazardous Waste (as defined below); (ii) no Hazardous Material (as defined below) has ever been spilled, released or disposed of at any site presently or formerly owned, operated, leased or used by the Seller, or has ever been located in the soil or groundwater at any such site; (iii) no Hazardous Material has ever been transported from any site presently or formerly owned, operated, leased or used by the Seller for treatment, storage or disposal at any other place; (iv) the Seller does not presently own, operate, lease or use, nor has it previously owned, operated, leased or used any site on which underground storage tanks are or were located; and (v) no lien has ever been imposed by any governmental agency on any property, facility, machinery or equipment owned, operated, leased or used by the Seller in connection with the presence of any Hazardous Material.

                  (b) Except as set forth in Schedule 3.27, (i) the Seller has no material liability under, nor has it ever violated, any Environmental Law (as defined below); (ii) any property owned, operated, leased or used by the Seller, and any facilities and operations thereon, are presently in compliance with all applicable Environmental Laws; (iii) the Seller has never entered into or been subject to any judgment, consent decree, compliance order or administrative order with respect to any environmental or health and safety matter or received any request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim with respect to any environmental or health and safety matter or the enforcement of any Environmental Law; and (iv) the Seller has no reason to believe that any of the items enumerated in clause
(iii) of this Subsection will be forthcoming.

                  (c) Except as set forth in Schedule 3.27, no site owned, operated, leased or used by the Seller contains any asbestos or asbestos-containing material, any polychlorinated biphenyls ("PCB"s) or equipment containing PCBs, or any urea formaldehyde foam insulation.

                  (d) The Seller shall provide at or prior to the Closing to the Purchaser copies of all documents, records, and information available to it concerning any environmental or health and safety matter relevant to the Seller, whether generated by the Seller or others, including, without limitation, environmental audits, environmental risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Materials, spill control plans and reports, correspondence, permits, licenses, approvals, consents and other authorizations related to environmental or health and safety matters issued by any governmental agency.

                  (e) For purposes of this Section 3.27, (i) "Hazardous Material" shall mean and include any hazardous waste, hazardous material, hazardous substance, petroleum product, oil, toxic substance, pollutant, contaminant or other substance which may pose a threat to the environment or to human health or safety, as defined or regulated under any Environmental Law;
(ii) "Hazardous Waste" shall mean and include any hazardous waste as defined or regulated under any Environmental Law; and (iii) "Environmental Law" shall mean any environmental or health and safety-related law, regulation, rule, ordinance or bylaw at the foreign, federal, state or local level, whether existing as of the date hereof, previously enforced or subsequently enacted.

         3.28 INVESTMENT REPRESENTATIONS.

                  (a) The Seller is acquiring the Preferred Stock and the Warrant for its own account for purposes of investment and without expectation, desire, or need for resale and not with the view toward distribution, resale, subdivision, or fractionalization of the Preferred Stock or the Warrant.

                  (b) The Purchaser has or will prior to the Closing delivered to the Seller a true and complete copy of (i) Purchaser's Annual Report on Form 10-KSB for the year ended December 31, 1998, (ii) Purchaser's definitive proxy statement relating to its 1999 annual stockholders meeting and (iii) all other filings (other than preliminary registration and proxy statements) made by the Purchaser with the Securities and Exchange Commission between December 31, 1998 and the date hereof (collectively, the "SEC Documents"). In addition to the SEC Documents, the Purchaser has provided the Seller with opportunities to become familiar with the business, financial condition, management, prospects and operations of the Purchaser, including reasonable opportunities to ask questions of, receive answers from and obtain information regarding the Purchaser and its business which is material to the Seller's investment decision. During the course of the negotiation of this Agreement, the Seller has reviewed all information provided to it by the Purchaser and has had the opportunity to ask questions of and receive answers from representatives of the Purchaser concerning the Purchaser, the securities offered and sold hereby, and to obtain certain additional information requested by the Seller.

                  (c) Seller understands that the offer and sale of the Preferred Stock and the Warrant are not being registered under Securities Act of 1933 ("1933 Act"), or under any applicable state securities law and are being offered and sold in reliance on the so-called "private offering" exemption provided by Section 4(2) of the Securities Act and/or Regulation D promulgated pursuant to the Securities Act, and similar exemptions under applicable state securities laws, and that the Purchaser is basing its reliance on that exemption in part on the representations, warranties, statements and agreements contained herein.

                  (d) Seller understands that the Preferred Stock and the Warrant cannot be resold in a transaction to which the 1933 Act and state securities laws apply unless (i) subsequently registered under the 1933 Act and applicable state securities laws or (ii) exemptions from such registrations are available. Seller is aware of the provisions of Rule 144 promulgated under the 1933 Act which permit limited resale of shares purchased in a private transaction subject to the satisfaction of certain conditions.

                  (e) Seller understands that no public market now exists for the Preferred Stock or the Warrant and that it is uncertain that a public market will ever exist for the Preferred Stock and the Warrant.

                  (f) Seller understands that the certificates for the Preferred Stock and the Warrant will bear the following legend:

         THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THE CORPORATION WILL NOT TRANSFER THIS CERTIFICATE UNLESS (i) THERE IS AN EFFECTIVE REGISTRATION COVERING THE SHARES REPRESENTED BY THIS CERTIFICATE UNDER THE SECURITIES ACT OF 1933 AND ALL APPLICABLE STATE SECURITIES LAWS, (ii) IT FIRST RECEIVES A LETTER FROM AN ATTORNEY, ACCEPTABLE TO THE BOARD OF DIRECTORS OR ITS AGENTS, STATING THAT IN THE OPINION OF THE ATTORNEY THE PROPOSED TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE

         SECURITIES ACT OF 1933 AND UNDER ALL APPLICABLE STATE SECURITIES LAWS, OR (iii) THE TRANSFER IS MADE PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OF 1933.

         3.29 DISCLOSURE. This Agreement and the schedules, attachments, written statements, documents, certificates, or other items prepared or supplied to Purchaser by or on behalf of the Seller with respect to the transactions contemplated in this Agreement are to the Seller's knowledge after due inquiry true, complete and authentic; and all contracts and other agreements or instruments included thereunder are, to Seller's knowledge after due inquiry, valid, subsisting and binding on the parties thereto in accordance with their terms. Neither this Agreement nor any of the schedules, attachments, written statements, documents, certificates, or other items prepared or supplied to Purchaser by or on behalf of the Seller with respect to the transactions contemplated in this Agreement contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein not misleading. Neither the Seller nor any responsible officer or director has intentionally concealed any fact known by such person to have a material adverse effect upon the Seller's existing or expected financial condition, operating results, assets, customer relations, employee relations, or business prospects taken as a whole. The representations and warranties contained in this Section 3 shall be true and complete on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

                                   ARTICLE IV.
                         REPRESENTATIONS AND WARRANTIES
                                OF THE PURCHASER

         As a material inducement to the Seller to enter into this Agreement and sell the Video Technology Assets, the Purchaser hereby represents and warrants to the Seller as follows:

         4.1 ORGANIZATION. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business as a foreign corporation in each jurisdiction where the conduct of its business so requires, except where the failure to so qualify would not have a material adverse effect on the Purchaser's business, financial condition or results of operations taken as a whole.

         4.2 EXECUTION AND ENFORCEABILITY. The Purchaser has full corporate power and authority to enter into and perform this Agreement and each other agreement, instrument, and document required to be executed by the Purchaser in connection herewith. The execution, delivery, and performance of this Agreement and such other agreements, instruments, and documents have been duly authorized by the board of directors of the Purchaser. This Agreement has been duly and validly executed and delivered by the Purchaser and constitutes a valid and binding obligation of the Purchaser enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors' rights generally or general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         4.3 ABSENCE OF RESTRICTIONS AND CONFLICTS. The execution, delivery and performance of this Agreement, the consummation of the transactions contemplated by this Agreement and the fulfillment of and compliance with the terms and conditions of this Agreement do not, with or without the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, or permit the acceleration of any obligation under, (a) any term or provision of the charter documents or bylaws of the Purchaser, (b) any judgment, decree or order of any court or governmental authority or agency to which the Purchaser is a party or by which the Purchaser or any of his respective properties is bound, (c) any federal, state, county or local statute, law, rule or regulation applicable to the Purchaser, or (d) any instrument, contract or other agreement to which the Purchaser is a party, or by which it or any of its respective properties is bound, or result in the creation of any lien, security interest, charge, or encumbrance upon any of such properties.

         4.4 CERTAIN PROCEEDINGS. There is no pending action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any governmental body or arbitrator that has been commenced against Purchaser and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated in this Agreement.

         4.5 BROKERS AND FINDERS FEES. Neither Purchaser nor anyone acting on its behalf has done anything to cause or incur any liability to any party for any brokers' or finders' fees or the like in connection with this Agreement or any transaction contemplated hereby.

         4.6 CAPITAL STOCK OF THE PURCHASER. The authorized capital stock of the Purchaser consists of 12,000,000 shares of Voting Common Stock, 2,250,000 shares of non-voting common stock, $.01 par value per share (the "Non-Voting Common Stock") and 7,000,000 shares of preferred stock, $.01 par value per share (the "Preferred Stock") of which 3,179,368 shares of Voting Common Stock, 112,942 shares of Non-Voting Common Stock and 148,247 shares of Preferred Stock are duly and validly issued, outstanding, fully paid and nonassessable and of which 8,820,632 shares of Voting Common Stock, 2,237,508 shares of Non-voting Common Stock and 6,851,753 shares of Preferred Stock are authorized but unissued. Except as set forth in Schedule 4.6, there are no outstanding options, warrants, rights, commitments, preemptive rights or agreements of any kind for the issuance or sale of, or outstanding securities convertible into, any additional shares of capital stock of any class of the Purchaser. No capital stock of the Purchaser has been issued in violation of any federal or state law. Except for the proposed arrangement described in Section 9.11 hereof, there are no voting trusts, voting agreements, proxies or other agreements, instruments or undertakings with respect to the voting of the Purchaser's capital stock to which the Purchaser is a party.

         4.7 PURCHASER'S CAPITAL STOCK. At the time of issuance, the Preferred Stock and the Voting Common Stock to be delivered to the Seller pursuant to this Agreement or the Warrant will be duly authorized, validly issued, fully paid, nonassessable, free of any liens or encumbrances, and not subject to any preemptive rights or rights of first refusal created by statute or the Certificate of Incorporation or Bylaws of Purchaser or any contract or arrangement. The Series Preferred Stock and the Voting Common Stock to be delivered to the Seller upon the exercise of the Warrant will be issued in compliance with all applicable federal and state securities laws. The Purchaser has all requisite corporate authority to issue the Preferred Stock and the Warrant to the Seller.

         4.8 REPRESENTATIONS AND WARRANTIES ON THE CLOSING DATE. The representations and warranties contained in this Section 4 shall be true and complete on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date

                                   ARTICLE V.
                     CONDUCT OF BUSINESS PENDING THE CLOSING

         From the date hereof until the Closing, and except as otherwise consented to or approved by the Purchaser, the Seller covenants and agrees with the Purchaser as follows:

         5.1 REGULAR COURSE OF BUSINESS. The Seller will operate its business in accordance with the reasonable judgment of its management diligently and in good faith, consistent with past management practices, and the Seller will continue to use its reasonable efforts to keep available the services of present officers and employees (other than planned retirements) and to preserve its present relationships with persons having business dealings with it.

         5.2 DISTRIBUTIONS. The Seller will not declare, pay, or set aside for payment any dividend or other distribution in respect of its capital stock.

         5.3 CAPITAL CHANGES. The Seller will not issue any shares of its stock, or issue or sell any securities convertible into, or exchangeable for, or options, warrants to purchase, or rights to subscribe to, any shares of its stock or subdivide or in any way reclassify any shares of its capital stock, or repurchase reacquire, cancel, or redeem any such shares.

         5.4 ASSETS. The assets, property, and rights now owned by the Seller will be used, preserved, and maintained, as far as practicable, in the ordinary course of business, to the same extent and in the same condition as said assets, property, and rights are on the date of this Agreement, and no unusual or novel methods of manufacture, purchase, sale, management, or operation of said properties or business or accumulation or valuation of inventory will be made or instituted. Without the prior consent of Purchaser, the Seller will not encumber any of its assets or make any commitments relating to such assets, property, or business, except in the ordinary course of its business.

         5.5 INSURANCE. The Seller will keep or cause to be kept in effect and undiminished the insurance now in effect on its various properties and assets, and will purchase such additional insurance, at Purchaser's cost, as Purchaser may request.

         5.6 EMPLOYEES. The Seller will not grant to any employee any promotion, any increase in compensation, or any bonus or other award other than promotions, increases, or awards that are regularly scheduled in the ordinary course of business or contemplated on the date of this Agreement or that are, in the reasonable judgment of management of the Seller, in the Seller's best interest.

         5.7 NO VIOLATIONS. The Seller will comply in all material respects with all statutes, laws, ordinances, rules, and regulations applicable to it in the ordinary course of business.

         5.8 PUBLIC ANNOUNCEMENTS. No press release or other announcement to the employees, customers, or suppliers of the Seller related to this Agreement or this purchase will be issued without the joint approval of the parties, unless required by law, in which case Purchaser and Seller will consult with each other regarding the announcement.

         5.9 CONTINUED EFFECTIVENESS OF REPRESENTATIONS AND WARRANTIES OF THE SELLER. From the date hereof through the Closing Date, the Seller shall conduct its business to the best of its ability and in such a manner so that the representations and warranties contained in Section 3 shall continue to be true and correct on and as of the Closing Date as if made on and as of the Closing Date, and the Purchaser shall promptly be given notice of any event, condition or circumstance occurring from the date hereof through the Closing Date which would constitute a violation or breach of this Agreement.

         5.10 CORPORATE EXAMINATIONS AND INVESTIGATIONS. Prior to the Closing Date, the Purchaser shall be entitled, through its employees and representatives, including, without limitation, KPMG LLP and Sayles & Lidji, to make such investigation of the property and plant and such examination of the books, records and financial condition of the Seller as the Purchaser reasonably desires. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances and the Seller shall cooperate fully therein. No investigation by the Purchaser shall, however, diminish or obviate in any way any of the representations, warranties, covenants or agreements of the Seller under this Agreement. In order that the Purchaser may have full opportunity to make such business, accounting and legal review, examination or investigation as it may wish of the business and affairs of the Seller, the Seller shall furnish the representatives of the Purchaser during such period with all such information concerning the affairs of the Seller as such representatives may reasonable request and cause its officers, employees, consultants, agents, accountants and attorneys to cooperate fully with such representatives in connection with such review and examination and to make full disclosure to the Purchaser of all material facts affecting the financial condition and business operation of the Seller. If this Agreement terminates, the Purchaser and its affiliates shall keep confidential and shall not use in any manner any information obtained from the Seller concerning its assets, properties, operations and business, unless readily ascertainable from public or published information, or trade sources, or already known or subsequently developed by the Purchaser independently of any investigation of the Seller, or received from a third party not under an obligation to the Seller to keep such information confidential. Notwithstanding the foregoing, the Purchaser shall not contact any customers or vendors of the Seller regarding the Video Products Business without advance approval of the Seller, which approval shall not be unreasonably withheld or delayed.

                                   ARTICLE VI.
                             COVENANTS OF THE SELLER

         The Seller covenants and agrees with the Purchaser as follows:

         6.1 SATISFACTION OF CONDITIONS. The Seller will use reasonable efforts to obtain as promptly as practicable the satisfaction of the conditions to Closing set forth in Article 8 and any necessary consents or waivers under or amendments to leases and other agreements by which the Seller is bound.

         6.2 SUPPLEMENTS TO SCHEDULES. From time to time prior to the Closing, Seller will promptly supplement or amend the Schedules with respect to any matter hereafter arising that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in any Schedule and will promptly notify Purchaser of any breach by Seller that it discovers of any representation, warranty, or covenant contained in this Agreement. No supplement or amendment of any Schedule made pursuant to this section will be deemed to cure any breach of any representation of or warranty made in this Agreement unless Purchaser specifically agrees thereto in writing; provided, however, that if this purchase is closed,

Purchaser will be deemed to have waived its rights with respect to any breach of a representation, warranty, or covenant or any supplement to any Schedule of which it shall have been notified pursuant to this Section 6.2.

         6.3 NO SOLICITATION. Until the Closing or termination pursuant to
Section 11 of this Agreement, neither the Seller nor any of its respective directors, officers, employees, or agents shall, directly or indirectly, encourage, solicit, initiate, or enter into any discussions or negotiations concerning any disposition of any of the capital stock or all or substantially all of the assets of the Seller (other than pursuant to this Agreement), or any proposal therefor, or furnish or cause to be furnished any information concerning the Seller to any party in connection with any transaction involving the acquisition of the capital stock or assets of the Seller by any person other than Purchaser. Seller will promptly inform Purchaser of any inquiry (including the terms thereof and the person making such inquiry) received by any responsible officer or director of the Seller after the date hereof and believed by such person to be a bona fide, serious inquiry relating to any such proposal.

         6.4 ACTION AFTER THE CLOSING. Upon the reasonable request of any party hereto after the Closing, any other party to this Agreement will take all action and will execute all documents and instruments necessary or desirable to consummate and give effect to the purchase and sale of the Video Technology Assets.

         6.5 CONSUMMATION OF AGREEMENT. Seller shall use its best efforts to perform and fulfill all conditions and obligations on their parts to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be fully carried out. To this end, Seller will obtain prior to the Closing all necessary authorizations or approvals of its stockholders and board of directors.

                                  ARTICLE VII.
                           COVENANTS OF THE PURCHASER

         The Purchaser will use its best efforts to cause the conditions set forth in Article 9 to be satisfied.

                                  ARTICLE VIII.
                      CONDITIONS TO PURCHASER'S OBLIGATIONS

         Each and every obligation of Purchaser under this Agreement is subject to the satisfaction, at or before the Closing, of each of the following conditions:

         8.1 REPRESENTATIONS AND WARRANTIES; PERFORMANCE. Each of the representations and warranties made by the Seller herein will be true and correct in all material respects as of the Closing with the same effect as though made at that time except for changes contemplated, permitted, or required by this Agreement; Seller will have performed and complied with all agreements, covenants, and conditions required by this Agreement to be performed and complied with by them prior to the Closing; and Purchaser will have received, at the Closing, a certificate of the Seller, signed by an authorized representative of the Seller, stating that each of the representations and warranties made by the Seller herein is true and correct in all material respects as of the Closing except for changes contemplated, permitted, or required by this Agreement and that Seller has performed and complied with all agreements, covenants, and conditions required by this Agreement to be performed and complied with by them prior to the Closing.

         8.2 LITIGATION. No material action, suit, or proceeding before any court, governmental or regulatory authority will have been commenced and be continuing, and no investigation by any governmental or regulatory authority will have been commenced and be continuing, and no action, investigation, suit, or proceeding will be threatened at the time of Closing, against Seller, or Purchaser or any of their affiliates, associates, officers, or directors, seeking to restrain, prevent, or change the transactions contemplated hereby, questioning the validity or legality of the transactions contemplated hereby, or seeking damages in connection with the transactions contemplated hereby.

         8.3 LEGAL OPINION. The Purchaser will have received an opinion of Gray Cary Ware & Freidenrich LLP, in form and content reasonably acceptable to Purchaser and its legal counsel, to the effect that (a) the Seller's organization and valid existence as stated herein, that this Agreement has been authorized and is consistent with law and, except as specified in the opinion, such counsel does not know of any litigation, claim, proceeding, or governmental investigation pending or threatened against the Seller or its properties; (b) the execution, delivery, and performance of this Agreement and all other agreements contemplated hereby to which the Seller is a party have been duly authorized by the Seller; (c) this Agreement and each other agreement contemplated hereby, when executed and delivered by the parties thereto, will constitute the legal, valid, and binding obligation of the Seller, enforceable against Seller in accordance with its terms except as the enforceability thereof may be limited by the application of bankruptcy, insolvency, moratorium, or similar laws affecting the rights of creditors generally or judicial limits on the right of specific performance, equitable remedies or indemnification; and
(d) except as set forth in Schedule 8.3, the execution and delivery by the Seller of this Agreement and all other agreements contemplated hereby to which the Seller is a party, the offering and sale of the Video Technology Assets hereunder and the fulfillment of and compliance with the respective terms hereof and thereof by the Seller, do not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any lien, security interest, charge, or encumbrance upon the capital stock or assets of Seller, (iv) give any third party the right to accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption, or other action by or notice to any court or administrative or governmental body pursuant to the charter or bylaws of Seller, or any law, statute, rule, or regulation to which Seller is subject, or to such counsel's knowledge any agreement, instrument, order, judgment, or decree to which Seller is subject.

         8.4 MATERIAL CHANGE. From the date of this Agreement to the Closing, neither the Seller nor the Video Products Business shall not have suffered any material adverse change (whether or not such change is referred to or described in any supplement to any Exhibit or Schedule to this Agreement) in their business prospects, financial condition, working capital, assets, liabilities (absolute, accrued, contingent, or otherwise), or operations.

         8.5 CORPORATE ACTION. Seller will have furnished to Purchaser:

                  (a) the corporate charter and all amendments thereto and restatements thereof of the Seller certified by the official having custody over corporate records in the jurisdiction of incorporation of the corporation in question;

                  (b) the current bylaws and minutes of all meetings and consents of stockholders and directors of the Seller which relate, either directly or indirectly to the transactions contemplated by this Agreement;

                  (c) each certificate of qualification to do business as a foreign corporation of the Seller;

                  (d) a certificate of the Secretary or Assistant Secretary of the Seller as to the accuracy, currency, and completeness of each of the above documents, the incumbency and signatures of officers of the Seller, the absence of any amendment to the charter documents of the Seller, and the absence of any proceeding for dissolution or liquidation of the Seller; and

                  (e) a certificate signed by Seller's President dated as of the Closing Date to the effect that each of the statements in this Article 8 are true and correct.

         8.6 EMPLOYMENT AGREEMENT. The Purchaser and Allan Griebenow shall have executed and delivered the Employment Agreement in substantially the form attached hereto as Exhibit "D."

         8.7 NONCOMPETITION, NONSOLICITATION AND CONFIDENTIALITY AGREEMENT. Seller and Alan Griebenow shall each have executed and delivered a Noncompetition, Nonsolicitation and Confidentiality Agreement in substantially the form attached hereto as Exhibit "E."

         8.8 BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT. Seller shall have executed and delivered a Bill of Sale, Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit "F."

         8.9 NAME CHANGE. Seller shall have executed and delivered a Certificate of Amendment to its Certificate of Incorporation to change its name to other than Prism Video or any variant thereof in acceptable form to be filed with the Delaware Secretary of State's office within three (3) days following the Closing.

         8.10 CONSENTS. Seller shall have made all filings with and notifications of governmental authorities, regulatory agencies and other entities required to be made by it, including any necessary filings in accordance with any applicable Bulk Sales Act in connection with the execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the continued operation of the Video Products Business by the Purchaser subsequent to the Closing. Seller and the Purchaser shall have received all authorizations, waivers, consents and permits, in form and substance reasonably satisfactory to the Purchaser, from all third parties, including, without limitation, the landlord of each of the Seller's facilities, applicable governmental authorities, regulatory agencies, lessors, lenders and contract parties, required to permit the continuation of the Video Products Business and the consummation of the transactions contemplated by this Agreement, and to avoid a breach, default, termination, acceleration or modification of any material agreement, contract, lease, permit or authorization as a result of, or in connection with, the execution and performance of this Agreement.

         8.11 APPROVAL OF PURCHASER'S COUNSEL. All actions, proceedings, instruments and documents required to carry out this Agreement and the transactions contemplated hereby and all related legal matters contemplated by this Agreement shall have been approved by Sayles & Lidji, as counsel for Purchaser, and such counsel shall have received on behalf of Purchaser such other certificates, opinions and documents in form satisfactory to such counsel, as Purchaser may reasonably require from the Seller to evidence compliance with the terms and conditions hereof as of the Closing and the correctness as of the Closing of the representations and warranties of the Seller and the fulfillment of their respective covenants.

         8.12 RELEASES. The Seller shall have delivered to the Purchaser general releases signed by BIL Far East Holdings Ltd, as the principal stockholder of the Seller, of all claims which it may have against the Seller or its assets in substantially the form acceptable to the parties.

         8.13 RELEASE OF LIENS. All encumbrances on the Video Technology Assets shall have been terminated and released and Purchaser shall have received UCC-3 termination statements and such other documents evidencing such terminations including, but not limited to, the release of liens which Holdings holds on any of the Video Technology Assets.

         8.14 ASSET TRANSFER. Seller shall have delivered to Purchaser such other instruments of transfer, including without limitation a Patent Assignment in form and substance acceptable for filing in the United States Patent and Trademark Office or such other applicable governmental office of any jurisdiction and substantially in accordance with the provisions hereof, transferring to Purchaser all of Seller's right, title and interest in and to the Video Technology Assets, free and clear of all liens, claims and encumbrances.

         8.15 DUE DILIGENCE. Purchaser and its representatives shall have completed their due diligence review of the Seller's books, records, governmental filings, agreements, plans and other matters relating to the Video Products Business, properties, assets, liabilities and affairs, and shall be reasonably satisfied with the results thereof.

                                   ARTICLE IX.
                       CONDITIONS TO SELLER'S OBLIGATIONS

         Each and every obligation of the Seller under this Agreement is subject to the satisfaction, at or before the Closing, of each of the following conditions:

         9.1 REPRESENTATIONS AND WARRANTIES; PERFORMANCE. Each of the representations and warranties made by the Purchaser herein will be true and correct in all material respects as of the Closing with the same effect as though made at that time except for changes contemplated, permitted, or required by this Agreement; Purchaser will have performed and complied with all agreements, covenants, and conditions required by this Agreement to be performed and complied with by it prior to the Closing; and Seller will have received, at the Closing, a certificate of Purchaser, signed by the President and the Chief Financial Officer of Purchaser, stating that each of the representations and warranties made by Purchaser herein is true and correct in all material respects as of the Closing except for changes contemplated, permitted, or required by this Agreement and that Purchaser has performed and complied with all agreements, covenants, and conditions required by this Agreement to be performed and complied with by it prior to the Closing.

         9.2 CORPORATE ACTION. Purchaser will have furnished to Seller a copy, certified by the Secretary or an Assistant Secretary of Purchaser, of the resolutions of Purchaser authorizing the execution, delivery, and performance of this Agreement.

         9.3 CONSUMMATION OF CLOSING. All acts, deliveries, and confirmations comprising the Closing regardless of chronological sequence shall be deemed to occur contemporaneously and simultaneously upon the occurrence of the last act, delivery, or confirmation of the Closing and none of such acts, deliveries, or confirmations shall be effective unless and until the last of the same shall have occurred.

         9.4 PURCHASE NOTE. Purchaser shall have executed and delivered the Purchase Note in substantially the form attached hereto as Exhibit "A."

         9.5 SERIES 1999 PREFERRED STOCK. Purchaser shall have executed and delivered, the Designations of Preferences Powers and Rights of the Preferred Stock in substantially the form attached hereto as Exhibit "B."

         9.6 WARRANT. Purchaser shall have executed and delivered the Warrant to acquire restricted Voting Common Stock in substantially the form attached hereto as Exhibit "C."

         9.7 EMPLOYMENT AGREEMENT. Purchaser shall have executed and delivered the Employment Agreement in substantially the form attached hereto as Exhibit "D."

         9.8 NONCOMPETITION, NONSOLICITATION AND CONFIDENTIALITY AGREEMENT. Purchaser shall have executed and delivered, the Noncompetition, Nonsolicitation and Confidentiality Agreements in substantially the form attached hereto as Exhibit "E."

         9.9 BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT. Purchaser shall have executed and delivered a Bill of Sale, Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit "F."

         9.10 SECURITY AGREEMENT. Purchaser shall have executed and delivered a Security Agreement in form and substance reasonably acceptable to Seller and Purchaser securing Purchaser's obligations to Seller under the Purchase Note with the Collateral Note and Purchaser and Amphion Ventures L.P. shall have executed an agreement to assign to Seller all payments of principal by Amphion Ventures L.P. under the Collateral Note until the balance of the Collateral Note is paid in full or the balance due under the Purchase Note is paid, whichever occurs first.

         9.11 VOTING ARRANGEMENT AND CO-SALE RIGHTS. Amphion Ventures L.P. shall have agreed to vote its shares of Voting Common Stock and Preferred Stock in favor of, and use its best efforts to assist the Purchaser with effecting the authorization of, the proposal to be submitted to the Purchaser's stockholders at Purchaser's 2000 annual meeting of stockholders which shall permit the Purchaser to issue shares of Voting Common Stock to Seller upon either (a) Seller's conversion of any Series 1999 Preferred Stock in accordance with the Designations of Preferences Powers and Rights of the Series 1999 Preferred Stock or (b) Seller's exercise of the Warrant in accordance with the terms thereof. Amphion Ventures L.P. shall have


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
further agreed to use its best efforts to grant co-sale rights to Seller in the event Amphion Ventures L.P. is a selling stockholder in any registered public offering of the Purchaser's Voting Common Stock.

                                   ARTICLE X.
                                   TERMINATION

         10.1 TERMINATION FOR CAUSE. If, pursuant to the provisions of Articles 8 or 9 of this Agreement, Seller or Purchaser is not obligated at the Closing to consummate this Agreement, then the party who is not so obligated may terminate this Agreement.

         10.2 TERMINATION WITHOUT CAUSE. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and abandoned at any time without further obligation or liability on the part of any party in favor of any other by mutual consent of Purchaser and Seller.

         10.3 TERMINATION PROCEDURE. Any party having the right to terminate this Agreement due to a failure of a condition precedent contained in Articles 8 or 9 hereto may terminate this Agreement by delivering to the other party written notice of termination, and thereupon, this Agreement will be terminated without obligation or liability of any party.

                                   ARTICLE XI.
                                 INDEMNIFICATION

         11.1 OBLIGATION OF THE SELLER TO INDEMNIFY. The Seller agrees to indemnify, defend and hold harmless the Purchaser (and any of its officers, directors, employees, affiliates, successors and assigns) from and against any losses, liabilities, damages, judgments, assessments, fines, costs, expenses or deficiencies (including interest, penalties, fees, expenses and disbursements of attorneys, experts, personnel and consultants incurred by the indemnified party) ("Losses") based upon, arising out of or due to or otherwise in respect of:

              (a) any inaccuracy in or any breach of any representation by the Seller contained in this Agreement or in any or other writing delivered pursuant hereto;

              (b) any breach of any covenant or agreement of the Seller contained in this Agreement; and

              (c) any liability or obligation not assumed by the Purchaser pursuant to Section 1.6, including, without limitation, any liability to which it may become subject as a result of the fact that the transactions contemplated by this Agreement are being effected, at the request of the Seller, without compliance with the provisions of any Bulk Sales Act or any similar statute as enacted in any jurisdiction, domestic or foreign.

         11.2 OBLIGATION OF THE PURCHASER TO INDEMNIFY. The Purchaser shall indemnify, defend and hold harmless the Seller from and against any Losses arising out of or due to (a) any inaccuracy in or any breach of any representation, warranty, covenant or agreement of the Purchaser contained in this Agreement or in


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
any document or other writing delivered pursuant hereto; and (b) any liability or obligation assumed by the Purchaser pursuant to Section 1.6.

         11.3 NOTICE TO INDEMNIFYING PARTY.

              (a) Notice of Asserted Liability. The party making a claim under this Article 11 is referred to as the "Indemnitee," and the party against whom such claims are asserted under this Article 11 is referred to as the "Indemnifying Party." All claims by any Indemnitee under this Article 11 shall be asserted and resolved as follows: Promptly after receipt by the Indemnitee of notice of any claim or circumstances which, with the lapse of time, would or might give rise to a claim or the commencement (or threatened commencement) of a claim for indemnification under this Article 11, including any action, proceeding or investigation (an "Asserted Liability") that may result in a Loss, the Indemnitee shall give notice thereof (the "Claims Notice") to the Indemnifying Party; provided, that, the failure to give notice shall not effect the Indemnifying Party's obligations hereunder except to the extent it is materially prejudiced thereby. The Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary, and to the extent feasible) of the Loss that has been or may be suffered by the Indemnitee.

              (b) Opportunity to Defend. The Indemnifying Party may elect to compromise or defend, at its own expense and by its own counsel, any Asserted Liability arising from any third party claim. If the Indemnifying Party elects to compromise or defend such Asserted Liability, it shall within 30 days (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the compromise of or defense against, such Asserted Liability. If the Indemnifying Party elects not to compromise or defend the Asserted Liability, fails to notify the Indemnitee of its election as herein provided or contests its obligation to indemnify under this Agreement, the Indemnitee may pay, compromise or defend such Asserted Liability. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnitee may settle or compromise any Asserted Liability over the objection of the other; provided, however, consent to settlement or compromise shall not be unreasonably be withheld. In any event, the Indemnitee and the Indemnifying Party may participate, at their own expense, in the defense of such Asserted Liability. If the Indemnifying Party chooses to defend any Asserted Liability, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense.

         11.4 LIMITATION ON INDEMNIFICATION. Anything in this Agreement to the contrary notwithstanding, no indemnification payment shall be made to the Purchaser pursuant to this Section 11.4 of this Agreement, except those based upon, arising out of or otherwise in respect of Sections 3.18, 3.24, 3.26 and 3.27, or in respect of Taxes, until the amounts which the Purchaser would otherwise be entitled to receive as indemnification under this Agreement aggregate at least $10,000 (the "Basket Amount"), at which time the Purchaser shall be entitled to receive the amount of any such payments in excess of the Basket Amount. Indemnification in respect of Taxes shall include the amount of such Tax, interest, penalties, fees and disbursements of attorneys, experts personnel and consultants incurred by the indemnified party but shall not include any other consequential damages. Anything in this Agreement to the contrary notwithstanding, the liability of the Seller shall in no event exceed the Purchase Price received by the Seller pursuant to this Agreement.


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
         11.5 SET-OFF RIGHTS. The Seller agrees that the Purchaser shall have the right, but not the obligation, to set-off against any of its payment obligations hereunder or under the Purchase Note, the full amount of any Losses required to be paid by the Purchaser pursuant to Section 11.1 if such Losses are not otherwise paid within thirty (30) days after the Purchaser has requested payment. If Purchaser elects to exercise its set-off rights hereunder against any payment obligation under this Agreement or the Purchase Note, it will give to the Seller written notice of such election which includes the amount to be set off and, upon giving such notice, the amount of the obligations under this Agreement or the Purchase Note, as the case may be, shall automatically be reduced by the amount set forth in such notice. In the event there is a final determination by a court of competent jurisdiction that the Purchaser was not entitled to indemnification under this Article 11 with respect to the set-off amount, the Purchaser shall promptly thereafter credit the Purchase Note by all such amounts which are so determined to have been incorrectly set-off. For purposes of this Section 11.4, a determination shall be final if any and all appeals therefrom shall have been resolved or if thirty days shall have passed from the rendering of such determination (or of any determination on appeal therefrom) and no party shall have commenced any such appeal therefrom.

         11.6 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations, warranties, covenants, agreements and indemnifications made by each of the parties contained in this Agreement or in any writing delivered pursuant to the provisions of this Agreement shall survive the investigation heretofore or hereafter made by the Purchaser and the consummation of the transactions contemplated herein and shall continue in full force and effect for the period beginning on the Closing Date and continuing and including the first business day after the expiration of three (3) months following the completion of the first audit of the Purchaser's financial statements after the Closing Date (the "Survival Period"); provided that, representations and warranties contained in Sections 3.18, 3.24, 3.26 and 3.27 shall survive for the period of the applicable statute of limitations. The survival period shall be extended automatically to include any time period necessary to resolve a claim for indemnification which was made before expiration of the Survival Period but not resolved prior to its expiration; provided, however, that any such extension shall apply only as to claims asserted and not so resolved within the Survival Period. Without limiting the generality of the foregoing, each of the Seller specifically acknowledges that the representations, warranties, covenants and agreements set forth herein are not affected in any way by Purchaser's review of any of the Seller's minute books, stock books or corporate records of any sort, by any prior discussions among Purchaser and the Seller or any investigation heretofore or hereafter made by, or on behalf of, Purchaser.

                                  ARTICLE XII.
                                  MISCELLANEOUS

         12.1 NOTICES. All notices, communications and deliveries hereunder shall be made in writing signed by the party making the same, shall specify the Section hereunder pursuant to which it is given or being made, and shall be delivered personally, by telecopy or by registered or certified mail or by any express mail or courier delivery service (with postage and other fees prepaid) as follows:


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
         To the Purchaser:    AXCESS Inc.
                              3208 Commander Drive
                              Dallas, TX 75006
                              Attention: Chief Financial Officer
                              Telecopy: 972.407.0814

           with a copy to:    Sayles & Lidji, A Professional Corporation
                              4400 Renaissance Tower
                              1201 Elm Street
                              Dallas, TX 75270
                              Attention: Michael R. Dorey
                              Telecopy: 214.939.8787

            To the Seller:    Prism Video, Inc.
                              15851 Dallas Parkway, Suite 1060
                              Dallas, TX   75001
                              Attention: President
                              Telecopy: 972.770.7991

           with a copy to:    Gray Cary Ware & Freidenrich LLP
                              401 "B" Street, Suite 1700
                              Attention: Robert W. Ayling
                              Telecopy: 619.677.1477

or to such other representative or at such other address of a party as such party hereto may furnish to the other parties in writing. Such notice shall be effective upon the date of delivery or the intended recipient's refusal to accept delivery, if sent by personal delivery, registered, certified or express mail, courier delivery or by telecopy (with confirmation of transmission).

         12.2 ATTACHMENTS. All Annex(es), Schedules and Exhibits attached hereto are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.

         12.3 ASSIGNMENT; SUCCESSORS IN INTEREST. No assignment or transfer by any party of its respective rights and obligations hereunder shall be made except with the prior written consent of the other parties hereto, except the Purchaser shall be permitted to assign its rights and obligations hereunder to one of its affiliates. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their successors and permitted assigns and any reference hereto shall also be a reference to a permitted successor or assign.

         12.4 NUMBER; GENDER. Whenever the context so requires, the singular number shall include the plural and the plural shall include the singular, and the gender of any pronoun shall include the other genders.

         12.5 CAPTIONS. The titles and captions contained in this Agreement are inserted herein only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof. Unless otherwise specified to the contrary, all references


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
to Articles and Sections are references to Articles and Sections of this Agreement and all references to Exhibits are references to Exhibits to this Agreement.

         12.6 CONTROLLING LAW; INTEGRATION: AMENDMENT. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to choice of law provisions, statutes, regulations or principles of this or any other jurisdiction. This Agreement (and the related written agreements to be entered into in connection with this Agreement) supersedes all negotiations, agreements and understandings among the parties with respect to the subject matter hereof and constitutes the entire agreement among the parties hereto. This Agreement may not be amended, modified or supplemented except by written agreement of the Seller and the Purchaser.

         12.7 COUNTERPARTS. This Agreement may be executed in counterparts, including the signature pages, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

         12.8 ENFORCEMENT OF CERTAIN RIGHTS. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person, firm or corporation other than the parties hereto, their successors or permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or result in such person, firm or corporation being deemed a third party beneficiary of this Agreement.

         12.9 WAIVER. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. A waiver by one party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

         12.10 ARBITRATION; LEGAL PROCEEDINGS.

                  (a) The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement, the breach, termination or validity hereof or the transactions contemplated herein promptly by negotiation between a representative of the Purchaser, the Seller who has authority to settle the controversy. Either the Seller or the Purchaser may give the other written notice that a dispute exists (a "Notice of Dispute"). The Notice of Dispute shall include a statement of such party's position and the name and title of the representative who will represent the Purchaser. Within ten (10) days of the delivery of the Notice of Dispute, a representative from each party hereto shall meet at a mutually acceptable time and place, and thereafter as long as they reasonably deem necessary, to attempt to resolve the dispute. All documents and other information or data on which each party relies concerning the dispute shall be furnished or made available on reasonable terms to the other party at or before the first meeting of the parties as provided by this paragraph.

                  (b) Any controversy or claim arising out of or relating to this Agreement, the breach, termination or validity hereof, or the transactions contemplated herein, if not settled by negotiation as provided in paragraph (a) of this Section 12.10, shall be settled by arbitration in accordance with


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
         the Commercial Arbitration Rules ("CAR") of the American Arbitration Association ("AAA"), by one arbitrator selected by mutual agreement of the parties from the AAA panel of arbitrators in Dallas, Texas. In the event the parties cannot agree to an arbitrator, the arbitrator shall proceed before an arbitrator selected by the director of the AAA in Dallas, Texas. Either party may initiate arbitration twenty (20) days following the delivery of a Notice of Dispute if the dispute has not then been settled by negotiation, or sooner if the other party fails to participate in negotiation in accordance with paragraph (a) above. The three arbitrators shall be appointed as provided by the CAR, Selection of Arbitrators. The arbitration procedure shall be governed by the United States Arbitration Act, 9 U.S.C. Section 1-16 (the "Act"), and the award rendered by the arbitrator shall be final and binding on the parties and may be entered in any court having jurisdiction thereof, subject to the court's authority to modify or review the award as provided in the Act.

                  (c) Each party shall bear its own costs and shall share equally the fees and expenses of the arbitrators.

         12.11 RELIANCE ON COUNSEL AND OTHER ADVISORS. Each party has consulted such legal, financial, technical or other experts as it deems necessary or desirable before entering into this Agreement. Each party represents and warrants that it has read, knows, understands and agrees with the terms and conditions of this Agreement.

         12.12 INJUNCTIVE RELIEF. The parties to this Agreement hereby agree that any remedy at law for any breach of the provisions contained in this Agreement shall be inadequate and that any party, to the extent permitted by applicable law, shall be entitled to injunction relief in addition to any other remedy such party might have under this Agreement.

         12.13 SEVERABILITY. If a judicial or arbitral determination is made that any of the provisions of this Agreement constitutes an unreasonable or otherwise unenforceable restriction against the Seller the provisions of this Agreement shall be rendered void only to the extent that such judicial or arbitral determination finds such provisions to be unreasonable or otherwise unenforceable with respect to the Seller.


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
IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first above written.


PURCHASER:                                        SELLER:

AXCESS INC.                                       PRISM VIDEO, INC.



By: /s/ Richard C.E. Morgan                       By: /s/ Allan Griebenow
    ------------------------------------------        --------------------------
    Richard C.E. Morgan, Chairman of the Board        Allan Griebenow, President


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